Subsidiaries of the Registrant
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Rheometric Scientific Limited, a company organized under the laws of England and
Wales
Rheometric Scientific France SARL, a limited liability company organized under the laws of France
Rheometric Scientific GmbH, a corporation organized under the laws of Germany Rheometric Scientific F.E. LTD., a corporation organized under the laws of Japan Protein Solutions Holdings, Inc., a corporation organized under the laws of the State of Delaware
Protein Solutions, Inc., a corporation organized under the laws of the Commonwealth of Virginia
Protein Solutions Limited, a company organized under the laws of England and Wales